EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-131945, 333-108790, 333-104732, 333-62566, and 333-53449 on the respective Forms S-8 of our report dated January 6, 2007, relating to the consolidated financial statements of American Pacific Corporation (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards No. 123 (Revised), Share-Based Payment, and an explanatory paragraph relating to the adoption of Financial Accounting Standards Board Interpretation No. 46 (Revised), Consolidation of Variable Interest Entities), appearing in this Annual Report on Form 10-K of American Pacific Corporation for the year ended September 30, 2006.

/s/  DELOITTE & TOUCHE LLP

Las Vegas, Nevada
January 6, 2007